Exhibit 99.1

70 E. Long Lake Rd. Bloomfield Hills, MI 48304 www.agreerealty.com FOR IMMEDIATE RELEASE

AGREE REALTY CORPORATION REPORTS SECOND QUARTER 2021 RESULTS

RAISES 2021 ACQUISITION GUIDANCE TO $1.2 BILLION TO $1.4 BILLION;

GROUND LEASE EXPOSURE INCREASED TO A RECORD 12.7%

Bloomfield Hills, MI, July 26, 2021 -- Agree Realty Corporation (NYSE: ADC) (the “Company”) today announced results for the quarter ended June 30, 2021. All per share amounts included herein are on a diluted per common share basis unless otherwise stated.

Second Quarter 2021 Financial and Operating Highlights:

▪	Invested approximately $366 million in 59 retail net lease properties
▪	Approximately 30.5% of annualized base rents acquired were derived from ground leased assets
▪	Net Income attributable to the Company decreased 11.5% to $22.3 million; 27.3% decrease per share to $0.34
▪	Core Funds from Operations (“Core FFO”) increased 43.4% to $58.6 million; 17.3% increase per share to $0.89
▪	Adjusted Funds from Operations (“AFFO”) increased 41.6% to $57.6 million; 15.9% increase per share to $0.88
▪	Declared a July monthly dividend of $0.217 per share, an 8.5% year-over-year increase
▪	Completed dual-tranche public bond offering comprised of $350 million of 2.00% senior unsecured notes due 2028 and $300 million of 2.60% senior unsecured notes due 2033
▪	Completed a follow-on public offering of 4,600,000 shares of common stock, including the underwriters’ option to purchase additional shares, raising net proceeds of approximately $327 million
▪	Sold 1,178,197 shares of common stock via the forward component of the Company's at-the-market equity ("ATM") program for anticipated net proceeds of approximately $81 million
▪	Balance sheet positioned for growth at 3.6 times proforma net debt to recurring EBITDA; 4.5 times excluding unsettled forward equity

First Half 2021 Financial and Operating Highlights:

▪	Invested a record of approximately $756 million in 146 retail net lease properties
▪	Completed four development or Partner Capital Solutions (“PCS”) projects
▪	Net Income attributable to the Company increased 12.8% to $52.5 million; 12.7% decrease per share to $0.82
▪	Core FFO increased 42.7% to $111.9 million; 10.3% increase per share to $1.74
▪	AFFO increased 41.4% to $110.1 million; 9.2% increase per share to $1.71
▪	Settled 742,860 shares of the Company’s ATM forward equity for net proceeds of approximately $47 million
▪	Declared dividends of $1.272 per share, a 7.3% year-over-year increase

Financial Results

Net Income

Net Income attributable to the Company for the three months ended June 30, 2021 decreased 11.5% to $22.3 million, compared to $25.3 million for the comparable period in 2020. On a per share basis, net income attributable to the Company for the three months ended June 30, 2021 decreased 27.3% to $0.34, compared to $0.47 per share for the comparable period in 2020.

Net Income attributable to the Company for the six months ended June 30, 2021 increased 12.8% to $52.5 million, compared to $46.5 million for the comparable period in 2020. On a per share basis, net income attributable to the Company for the six months ended June 30, 2021 decreased 12.7% to $0.82, compared to $0.93 per share for the comparable period in 2020.

Core Funds from Operations

Core FFO for the three months ended June 30, 2021 increased 43.4% to $58.6 million, compared to Core FFO of $40.9 million for the comparable period in 2020. Core FFO per share for the three months ended June 30, 2021 increased 17.3% to $0.89, compared to Core FFO per share of $0.76 for the comparable period in 2020.

Core FFO for the six months ended June 30, 2021 increased 42.7% to $111.9 million, compared to Core FFO of $78.4 million for the comparable period in 2020. Core FFO per share for the six months ended June 30, 2021 increased 10.3% to $1.74, compared to Core FFO per share of $1.58 for the comparable period in 2020.

Adjusted Funds from Operations

AFFO for the three months ended June 30, 2021 increased 41.6% to $57.6 million, compared to AFFO of $40.7 million for the comparable period in 2020. AFFO per share for the three months ended June 30, 2021 increased 15.9% to $0.88, compared to AFFO per share of $0.76 for the comparable period in 2020.

AFFO for the six months ended June 30, 2021 increased 41.4% to $110.1 million, compared to AFFO of $77.9 million for the comparable period in 2020. AFFO per share for the six months ended June 30, 2021 increased 9.2% to $1.71, compared to AFFO per share of $1.57 for the comparable period in 2020.

Dividend

In the second quarter, the Company declared monthly cash dividends of $0.217 per common share for each of April, May and June 2021. The monthly dividends reflected an annualized dividend amount of $2.604 per common share, representing an 8.5% increase over the annualized dividend amount of $2.400 per common share from the second quarter of 2020. The dividends represent payout ratios of approximately 73% of Core FFO per share and 74% of AFFO per share, respectively.

For the six months ended June 30, 2021, the Company declared monthly dividends totaling $1.272 per common share, a 7.3% increase over the dividends of $1.185 per common share declared for the comparable period in 2020. The dividends represent payout ratios of approximately 73% of Core FFO per share and 74% of AFFO per share, respectively.

Subsequent to quarter end, the Company declared a monthly cash dividend of $0.217 per common share for July 2021. The monthly dividend reflects an annualized dividend amount of $2.604 per common share, representing an 8.5% increase over the annualized dividend amount of $2.400 per common share from the third quarter of 2020. The dividend is payable August 13, 2021 to stockholders of record at the close of business on July 30, 2021.

CEO Comments

“We are extremely pleased with our performance during the first half of the year as we achieved record investment volume of more than $750 million,” said Joey Agree, President and Chief Executive Officer. “Our activities served to further strengthen our best-in-class retail portfolio, as our ground lease exposure increased to a record of nearly 13% of annualized base rents. During the quarter we completed several strategic capital markets transactions, raising more than $1 billion to bolster our fortress balance sheet and position our Company for anticipated growth.”

Portfolio Update

As of June 30, 2021, the Company’s portfolio consisted of 1,262 properties located in 46 states and contained approximately 26.1 million square feet of gross leasable area.

The portfolio was approximately 99.5% leased, had a weighted-average remaining lease term of approximately 9.7 years, and generated 67.7% of annualized base rents from investment grade retail tenants.

Ground Lease Portfolio

During the quarter, the Company acquired 14 ground leases for an aggregate purchase price of approximately $113.1 million, representing 30.5% of annualized base rents acquired.

As of June 30, 2021, the Company’s ground lease portfolio consisted of 134 leases located in 28 states and totaled approximately 4.0 million square feet of gross leasable area. Properties ground leased to tenants increased to 12.7% of annualized base rents.

At quarter end, the ground lease portfolio was fully occupied, had a weighted-average remaining lease term of approximately 12.5 years, and generated 89.5% of annualized base rents from investment grade retail tenants.

Acquisitions

Total acquisition volume for the second quarter was approximately $345.5 million and included 54 properties net leased to leading retailers operating in sectors including off-price retail, home improvement, auto parts, general merchandise, dollar stores, convenience stores, grocery and tire and auto service. The properties are located in 25 states and leased to tenants operating in 18 sectors.

The properties were acquired at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of approximately 11.8 years. Approximately 77.3% of annualized base rents acquired were generated from investment grade retail tenants.

For the six months ended June 30, 2021, total acquisition volume was approximately $732.3 million. The 140 acquired properties are located in 35 states and leased to tenants who operate in 24 retail sectors. The properties were acquired at a weighted-average capitalization rate of 6.2% and had a weighted-average remaining lease term of approximately 12.4 years. Approximately 74.6% of annualized base rents were generated from investment grade retail tenants or parent entities thereof.

The Company’s outlook for acquisition volume for the full-year 2021 is being increased to a range of $1.2 billion to $1.4 billion of high-quality retail net lease properties, from a previous range of $1.1 billion to $1.3 billion.

Dispositions

During the three months ended June 30, 2021, the Company sold seven properties for gross proceeds of approximately $27.8 million. The weighted-average capitalization rate of the dispositions was 6.7%. During the six months ended June 30, 2021, the Company divested 10 properties for total gross proceeds of $36.5 million. The weighted-average capitalization rate of the dispositions was 6.7%.

The Company is increasing the lower end of its total disposition guidance range for 2021 from $25 million to $50 million and is maintaining the upper end of the range at $75 million.

Development and Partner Capital Solutions

In the second quarter, the Company completed three development and PCS projects with total costs of approximately $27.1 million. The projects consist of a Grocery Outlet in Port Angeles, Washington, a Gerber Collision in Buford, Georgia, and a Floor & Décor in Naples, Florida.

During the quarter, the Company commenced its second development project with Gerber Collision in Pooler, Georgia, which is expected to be completed in the first quarter of 2022. Construction continued during the second quarter on the Company’s first development project with 7-Eleven in Saginaw, Michigan, which is expected to be completed in the first quarter of 2022.

For the six months ended June 30, 2021, the Company had six development or PCS projects completed or under construction. Anticipated total costs are approximately $36.4 million and include the following projects:

Tenant	Location	Lease Structure	Lease Term	Actual or Anticipated Rent Commencement	Status
Burlington	Texarkana, TX	Build-to-Suit	11 years	Q1 2021	Complete
Grocery Outlet	Port Angeles, WA	Build-to-Suit	15 years	Q2 2021	Complete
Gerber Collision	Buford, GA	Build-to-Suit	15 years	Q2 2021	Complete
Floor & Décor	Naples, FL	Build-to-Suit	15 years	Q2 2021	Complete
7-Eleven	Saginaw, MI	Build-to-Suit	15 years	Q1 2022	Under Construction
Gerber Collision	Pooler, GA	Build-to-Suit	15 years	Q1 2022	Under Construction

Leasing Activity and Expirations

During the second quarter, the Company executed new leases, extensions or options on approximately 209,000 square feet of gross leasable area throughout the existing portfolio. Notable new leases, extensions or options included a 15-year net lease with Gardner White at the Company’s only former Loves Furniture store in Canton, Michigan. The approximately 70,000 square foot space was delivered to Gardner White in June and rent commenced in July 2021.

For the six months ended June 30, 2021, the Company executed new leases, extensions or options on approximately 275,000 square feet of gross leasable area throughout the existing portfolio.

As of June 30, 2021, the Company’s three remaining 2021 lease maturities represented 0.2% of annualized base rents. The following table presents contractual lease expirations within the Company’s portfolio as of June 30, 2021, assuming no tenants exercise renewal options:

Year	Leases	Annualized Base Rent(1)	Percent of Annualized Base Rent	Gross Leasable Area	Percent of Gross Leasable Area

2021	3	571	0.2%	28	0.1%
2022	21	3,601	1.1%	343	1.3%
2023	42	8,656	2.6%	988	3.8%
2024	41	13,681	4.1%	1,606	6.2%
2025	65	16,355	4.9%	1,554	6.0%
2026	96	19,017	5.7%	1,957	7.5%
2027	85	20,202	6.1%	1,716	6.6%
2028	90	22,926	6.9%	2,061	7.9%
2029	120	35,548	10.7%	3,077	11.8%
2030	205	40,348	12.1%	2,986	11.5%
Thereafter	590	152,283	45.6%	9,662	37.3%
Total Portfolio	1,358	$333,188	100.0%	25,978	100.0%

The contractual lease expirations presented above exclude the effect of replacement tenant leases that had been executed as of June 30, 2021 but that had not yet commenced. Annualized Base Rent and gross leasable area (square feet) are in thousands; any differences are the result of rounding.

(1)	Annualized Base Rent represents the annualized amount of contractual minimum rent required by tenant lease agreements as of June 30, 2021, computed on a straight-line basis. Annualized Base Rent is not, and is not intended to be, a presentation in accordance with generally accepted accounting principles (“GAAP”). The Company believes annualized contractual minimum rent is useful to management, investors, and other interested parties in analyzing concentrations and leasing activity.

Top Tenants

The following table presents annualized base rents for all tenants that represent 1.5% or greater of the Company’s total annualized base rent as of June 30, 2021:

Tenant	Annualized Base Rent(1)	Percent of Annualized Base Rent
Walmart	$22,610	6.8%
Tractor Supply	13,174	4.0%
Dollar General	12,693	3.8%
Best Buy	11,771	3.5%
TJX Companies	11,259	3.4%
O'Reilly Auto Parts	11,235	3.4%
Kroger	10,798	3.2%
Hobby Lobby	10,180	3.1%
Sherwin-Williams	10,178	3.1%
Wawa	9,127	2.7%
CVS	8,702	2.6%
Lowe's	8,451	2.5%
TBC Corporation	7,949	2.4%
Burlington	7,263	2.2%
Dollar Tree	7,012	2.1%
Home Depot	6,841	2.1%
AutoZone	5,644	1.7%
Sunbelt Rentals	5,568	1.7%
Walgreens	5,420	1.6%
CarMax	5,148	1.5%
LA Fitness	5,091	1.5%
Other(2)	137,074	41.1%
Total Portfolio	$333,188	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes tenants generating less than 1.5% of Annualized Base Rent.

Retail Sectors

The following table presents annualized base rents for all of the Company’s retail sectors as of June 30, 2021:

Sector	Annualized Base Rent(1)	Percent of Annualized Base Rent
Grocery	$35,997	10.8%
Home Improvement	31,700	9.5%
Tire and Auto Service	26,607	8.0%
Convenience Stores	24,352	7.3%
General Merchandise	22,801	6.8%
Auto Parts	20,812	6.2%
Off-Price Retail	20,734	6.2%
Dollar Stores	18,496	5.6%
Pharmacy	14,942	4.5%
Farm and Rural Supply	14,687	4.4%
Consumer Electronics	13,551	4.1%
Crafts and Novelties	12,383	3.7%
Health and Fitness	6,984	2.1%
Dealerships	6,475	1.9%
Restaurants - Quick Service	6,443	1.9%
Discount Stores	5,936	1.8%
Equipment Rental	5,894	1.8%
Health Services	5,791	1.7%
Home Furnishings	5,370	1.6%
Warehouse Clubs	4,988	1.5%
Specialty Retail	4,753	1.4%
Restaurants - Casual Dining	3,865	1.2%
Theaters	3,854	1.2%
Sporting Goods	3,243	1.0%
Financial Services	3,110	0.9%
Pet Supplies	2,597	0.8%
Entertainment Retail	2,333	0.7%
Apparel	1,260	0.4%
Shoes	1,169	0.4%
Beauty and Cosmetics	1,097	0.3%
Office Supplies	860	0.3%
Miscellaneous	104	0.0%
Total Portfolio	$333,188	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.

Geographic Diversification

The following table presents annualized base rents for all states that represent 2.5% or greater of the Company’s total annualized base rent as of June 30, 2021:

State	Annualized Base Rent(1)	Percent of Annualized Base Rent

Texas	$24,222	7.3%
Florida	19,818	5.9%
Michigan	19,784	5.9%
Ohio	18,980	5.7%
North Carolina	18,820	5.6%
New Jersey	18,548	5.6%
Illinois	16,888	5.1%
California	13,553	4.1%
New York	13,502	4.1%
Pennsylvania	12,715	3.8%
Georgia	11,575	3.5%
Virginia	10,564	3.2%
Wisconsin	9,840	3.0%
Missouri	8,921	2.7%
Other(2)	115,458	34.5%
Total Portfolio	$333,188	100.0%

Annualized Base Rent is in thousands; any differences are the result of rounding.

(1)	Refer to footnote 1 on page 5 for the Company’s definition of Annualized Base Rent.
(2)	Includes states generating less than 2.5% of Annualized Base Rent.

Capital Markets and Balance Sheet

Capital Markets

In May 2021, the Company completed a $650 million dual-tranche public bond offering comprised of $350 million of 2.00% senior unsecured notes due 2028 (the "2028 Notes") and $300 million of 2.60% senior unsecured notes due 2033 (the "2033 Notes"). In connection with the offering, the Company terminated related swap agreements of $300 million that hedged the 2033 Notes, receiving $16.7 million upon termination. Considering the effect of the terminated swap agreements, the blended all-in rates to the Company for the 2028 Notes and 2033 Notes are 2.11% and 2.13%, respectively.

The Company used a portion of the net proceeds from the offering to repay all $240 million of its unsecured term loans, including accrued and unpaid interest, and settle certain swap agreements, including termination costs. The offering, in combination with the prepayment of all the Company’s unsecured term loans, extended the Company’s weighted-average debt maturity to approximately 9 years and reduced its effective weighted-average interest rate to approximately 3.2%, excluding the Company’s unsecured revolving credit facility.

In June 2021, the Company completed a follow-on public offering of 4,600,000 shares of common stock, including the full exercise of the underwriters’ option to purchase additional shares. Upon closing, the Company received total net proceeds of approximately $327.0 million, after deducting fees and estimated offering expenses.

During the second quarter of 2021, the Company entered into forward sale agreements in connection with its ATM program to sell an aggregate of 1,178,197 shares of common stock for anticipated net proceeds of approximately $81 million. On May 6, 2021, the Company settled 164,450 shares under forward sale agreements entered into through its ATM program and received net proceeds of approximately $9.9 million.

At quarter end, the Company had 3,937,788 shares remaining to be settled under existing forward sale agreements, which are anticipated to raise net proceeds of approximately $258.7 million after deducting fees and expenses and making certain other adjustments as provided in the equity distribution agreements.

The following table presents the Company’s outstanding forward equity offerings as of June 30, 2021:

Forward Equity Offerings	Shares Sold	Shares Settled	Shares Remaining	Net Proceeds Received	Anticipated Net Proceeds Remaining
Q3 2020 ATM Forward Offerings	885,912	-	885,912	-	$56,345,089
Q4 2020 ATM Forward Offerings	1,501,210	-	1,501,210	-	$96,360,932
Q1 2021 ATM Forward Offerings	372,469	-	372,469	-	$24,970,379
Q2 2021 ATM Forward Offerings	1,178,197		1,178,197		$81,072,912
Total Forward Equity Offerings	3,937,788	-	3,937,788	-	$258,749,312

Balance Sheet

As of June 30, 2021, the Company’s net debt to recurring EBITDA was 4.5 times. The Company’s proforma net debt to recurring EBITDA was 3.6 times when deducting the $258.7 million of anticipated net proceeds from the outstanding forward equity offerings from the Company’s net debt of $1.4 billion as of June 30, 2021. The Company’s fixed charge coverage ratio was 5.0 times as of the end of the second quarter.

The Company’s total debt to enterprise value was 24.7% as of June 30, 2021. Enterprise value is calculated as the sum of net debt and the market value of the Company’s outstanding shares of common stock, assuming conversion of Agree Limited Partnership (the “Operating Partnership”) units into common stock.

For the three and six months ended June 30, 2021, the Company’s fully diluted weighted-average shares outstanding were 65.2 million and 64.1 million, respectively. The basic weighted-average shares outstanding for the three and six months ended June 30, 2021 were 64.8 million and 63.8 million, respectively.

For the three and six months ended June 30, 2021, the Company’s fully diluted weighted-average shares and units outstanding were 65.5 million and 64.4 million, respectively. The basic weighted-average shares and units outstanding for the three and six months ended June 30, 2021 were 65.2 million and 64.2 million, respectively.

The Company’s assets are held by, and its operations are conducted through, the Operating Partnership, of which the Company is the sole general partner. As of June 30, 2021, there were 347,619 Operating Partnership units outstanding and the Company held a 99.5% interest in the Operating Partnership.

Conference Call/Webcast

The Company will host its quarterly analyst and investor conference call on Tuesday, July 27, 2021 at 9:00 AM ET. To participate in the conference call, please dial (866) 363-3979 approximately ten minutes before the call begins.

Additionally, a webcast of the conference call will be available through the Company’s website. To access the webcast, visit www.agreerealty.com ten minutes prior to the start time of the conference call and go to the Investors section of the website. A replay of the conference call webcast will be archived and available online through the Investors section of www.agreerealty.com.

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust that is RETHINKING RETAIL through the acquisition and development of properties net leased to industry-leading, omni-channel retail tenants. As of June 30, 2021, the Company owned and operated a portfolio of 1,262 properties, located in 46 states and containing approximately 26.1 million square feet of gross leasable area. The Company’s common stock is listed on the New York Stock Exchange under the symbol “ADC”. For additional information on the Company and RETHINKING RETAIL, please visit www.agreerealty.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements about projected financial and operating results, within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “approximately,” “believe,” “could,” “project,” “predict,” “forecast,” “continue,” “assume,” “plan,” “outlook” or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and which could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Currently, one of the most significant factors, however, is the potential adverse effect of the current pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its tenants, the real estate market and the global economy and financial markets. The extent to which COVID-19 impacts the Company and its tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and containment measures, among others. Moreover, investors are cautioned to interpret many of the risks identified in the risk factors discussed in the Company’s Annual Report on Form 10-K and subsequent quarterly reports filed with the Securities and Exchange Commission (the “SEC”), as well as the risks set forth below, as being heightened as a result of the ongoing and numerous adverse impacts of COVID-19. Additional important factors, among others, that may cause the Company’s actual results to vary include the general deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, the Company’s continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the SEC. The forward-looking statements included in this press release are made as of the date hereof. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events, changes in the Company’s expectations or assumptions or otherwise.

For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.agreerealty.com.

The Company defines the “weighted-average capitalization rate” for acquisitions and dispositions as the sum of contractual fixed annual rents computed on a straight-line basis over the primary lease terms and anticipated annual net tenant recoveries, divided by the purchase and sale prices.

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Contact:

Simon Leopold

Chief Financial Officer

Agree Realty Corporation

(248) 737-4190

Agree Realty Corporation
Consolidated Balance Sheet
($ in thousands, except share and per-share data)
(Unaudited)

	June 30, 2021	December 31, 2020
Assets:
Real Estate Investments:
Land	$1,354,486	$1,094,550
Buildings	2,693,704	2,371,553
Accumulated depreciation	(200,395)	(172,577)
Property under development	6,199	10,653
Net real estate investments	3,853,994	3,304,179
Real estate held for sale, net	1,245	1,199
Cash and cash equivalents	177,046	6,137
Cash held in escrows	11,335	1,818
Accounts receivable - tenants	46,882	37,808
Lease intangibles, net of accumulated amortization of $150,435 and $125,995 at June 30, 2021 and December 31, 2020, respectively	601,545	473,592
Other assets, net	72,476	61,450
Total Assets	$4,764,523	$3,886,183

Liabilities:
Mortgage notes payable, net	$32,782	$33,122
Unsecured term loans, net	-	237,849
Senior unsecured notes, net	1,494,399	855,328
Unsecured revolving credit facility	-	92,000
Dividends and distributions payable	15,029	34,545
Accounts payable, accrued expenses and other liabilities	68,196	71,390
Lease intangibles, net of accumulated amortization of $26,771 and $24,651 at June 30, 2021 and December 31, 2020, respectively	33,966	35,700
Total Liabilities	$1,644,372	$1,359,934

Equity:
Common stock, $.0001 par value, 180,000,000 and 90,000,000 shares authorized, 68,910,373 and 60,021,483 shares issued and outstanding at June 30, 2021 and December 31, 2020, respectively	$7	$6
Preferred stock, $.0001 par value per share, 4,000,000 shares authorized	-	-
Additional paid-in capital	3,248,264	2,652,090
Dividends in excess of net income	(121,619)	(91,343)
Accumulated other comprehensive income (loss)	(8,257)	(36,266)
Total Equity - Agree Realty Corporation	$3,118,395	$2,524,487
Non-controlling interest	1,756	1,762
Total Equity	$3,120,151	$2,526,249
Total Liabilities and Equity	$4,764,523	$3,886,183

Agree Realty Corporation
Consolidated Statements of Operations and Comprehensive Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Revenues
Rental Income	$82,494	$57,476	$160,253	$113,259
Other	52	59	121	85
Total Revenues	$82,546	$57,535	$160,374	$113,344

Operating Expenses
Real estate taxes	$6,158	$4,840	$11,855	$9,542
Property operating expenses	3,214	1,860	6,755	4,195
Land lease expense	389	325	736	652
General and administrative	6,241	4,587	13,118	9,244
Depreciation and amortization	23,188	15,607	44,676	29,740
Provision for impairment	-	1,128	-	1,128
Total Operating Expenses	$39,190	$28,347	$77,140	$54,501

Income from Operations	$43,356	$29,188	$83,234	$58,843

Other (Expense) Income
Interest expense, net	$(12,549)	$(8,479)	$(24,202)	$(18,149)
Gain (loss) on sale of assets, net	6,767	4,952	9,712	6,597
Income tax (expense) benefit	(485)	(260)	(1,494)	(520)
Gain (loss) on early extinguishment of term loans and settlement of related interest rate swaps	(14,614)	-	(14,614)	-
Other (expense) income	(14)	23	103	23

Net Income	$22,461	$25,424	$52,739	$46,794

Less Net Income Attributable to Non-Controlling Interest	114	166	280	308

Net Income Attributable to Agree Realty Corporation	$22,347	$25,258	$52,459	$46,486

Net Income Per Share Attributable to Agree Realty Corporation
Basic	$0.34	$0.47	$0.82	$0.94
Diluted	$0.34	$0.47	$0.82	$0.93

Other Comprehensive Income
Net Income	$22,461	$25,424	$52,739	$46,794
Realized gain (loss) on settlement of interest rate swaps	287	(17)	787	(33)
Other comprehensive income (loss) - change in fair value and settlement of interest rate swaps	2,230	(2,244)	27,376	(35,269)
Total Comprehensive Income (Loss)	24,978	23,163	80,902	11,492
Comprehensive Income Attributable to Non-Controlling Interest	(128)	(151)	(294)	(42)
Comprehensive Income Attributable to Agree Realty Corporation	$24,850	$23,012	$80,608	$11,450

Weighted Average Number of Common Shares Outstanding - Basic	64,835,984	52,726,230	63,838,070	49,082,616
Weighted Average Number of Common Shares Outstanding - Diluted	65,185,604	53,266,740	64,079,697	49,423,546

Agree Realty Corporation
Reconciliation of Net Income to FFO, Core FFO and Adjusted FFO
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Net Income	$22,461	$25,424	$52,739	$46,794
Depreciation of rental real estate assets	16,127	11,316	31,419	21,719
Amortization of lease intangibles - in-place leases and leasing costs	6,905	4,170	12,955	7,791
Provision for impairment	-	1,128	-	1,128
(Gain) loss on sale or involuntary conversion of assets, net	(6,753)	(4,952)	(9,815)	(6,597)
Funds from Operations	$38,740	$37,086	$87,298	$70,835
Loss on extinguishment of debt and settlement of related hedges	14,614	-	14,614	-
Amortization of above (below) market lease intangibles, net	5,260	3,779	10,015	7,588
Core Funds from Operations	$58,614	$40,865	$111,927	$78,423
Straight-line accrued rent	(2,967)	(1,681)	(5,564)	(3,319)
Stock based compensation expense	1,617	1,224	2,981	2,238
Amortization of financing costs	221	168	489	336
Non-real estate depreciation	156	121	302	230
Adjusted Funds from Operations	$57,641	$40,697	$110,135	$77,908

Funds from Operations Per Share - Basic	$0.59	$0.70	$1.36	$1.43
Funds from Operations Per Share - Diluted	$0.59	$0.69	$1.35	$1.42

Core Funds from Operations Per Share - Basic	$0.90	$0.77	$1.74	$1.59
Core Funds from Operations Per Share - Diluted	$0.89	$0.76	$1.74	$1.58

Adjusted Funds from Operations Per Share - Basic	$0.88	$0.77	$1.72	$1.58
Adjusted Funds from Operations Per Share - Diluted	$0.88	$0.76	$1.71	$1.57

Weighted Average Number of Common Shares and Operating Partnership Units Outstanding - Basic	65,183,603	53,073,849	64,185,689	49,430,235
Weighted Average Number of Common Shares and Operating Partnership Units Outstanding - Diluted	65,533,223	53,614,359	64,427,316	49,771,165

Additional supplemental disclosure
Scheduled principal repayments	$198	$233	$393	$463
Capitalized interest	88	30	163	55
Capitalized building improvements	2,280	1,361	2,454	2,276

Non-GAAP Financial Measures

Funds from Operations (“FFO” or “Nareit FFO”)
FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“Nareit”) to mean net income computed in accordance with GAAP, excluding gains (or losses) from sales of real estate assets and/or changes in control, plus real estate related depreciation and amortization and any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most real estate industry investors consider FFO to be helpful in evaluating a real estate company’s operations. FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the Nareit definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Core Funds from Operations (“Core FFO”)
The Company defines Core FFO as Nareit FFO with the addback of noncash amortization of above- and below- market lease intangibles and certain infrequently recurring items that reduce or increase net income in accordance with GAAP. Under Nareit’s definition of FFO, lease intangibles created upon acquisition of a net lease must be amortized over the remaining term of the lease. The Company believes that by recognizing amortization charges for above- and below-market lease intangibles, the utility of FFO as a financial performance measure can be diminished. Management believes that its measure of Core FFO facilitates useful comparison of performance to its peers who predominantly transact in sale-leaseback transactions and are thereby not required by GAAP to allocate purchase price to lease intangibles. Unlike many of its peers, the Company has acquired the substantial majority of its net leased properties through acquisitions of properties from third parties or in connection with the acquisitions of ground leases from third parties. Core FFO should not be considered an alternative to net income as the primary indicator of the Company’s operating performance, or as an alternative to cash flow as a measure of liquidity. Further, the Company’s presentation of Core FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that all REITs may not use the same definition.

Adjusted Funds from Operations (“AFFO”)
AFFO is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. AFFO further adjusts FFO and Core FFO for certain non-cash items that reduce or increase net income computed in accordance with GAAP. Management considers AFFO a useful supplemental measure of the Company’s performance, however, AFFO should not be considered an alternative to net income as an indication of its performance, or to cash flow as a measure of liquidity or ability to make distributions. The Company’s computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and therefore may not be comparable to such other REITs.

Agree Realty Corporation
Reconciliation of Net Debt to Recurring EBITDA
($ in thousands, except share and per-share data)
(Unaudited)

	Three months ended June 30,
	2021
Net Income	$22,461
Interest expense, net	12,549
Income tax expense	485
Depreciation of rental real estate assets	16,127
Amortization of lease intangibles - in-place leases and leasing costs	6,905
Non-real estate depreciation	156
Provision for impairment	-
(Gain) loss on sale or involuntary conversion of assets, net	(6,753)
EBITDAre	$51,930

Run-Rate Impact of Investment, Disposition and Leasing Activity	$3,939
Amortization of above (below) market lease intangibles, net	5,260
Loss on extinguishment of debt and settlement of related hedges	14,614
Recurring EBITDA	$75,743

Annualized Recurring EBITDA	$302,972

Total Debt	$1,543,040
Cash, cash equivalents and cash held in escrows	(188,381)
Net Debt	$1,354,659

Net Debt to Recurring EBITDA	4.5	x

Net Debt	$1,354,659
Anticipated Net Proceeds from ATM Forward Offerings	(258,749)
Proforma Net Debt	$1,095,909

Proforma Net Debt to Recurring EBITDA	3.6	x

Non-GAAP Financial Measures

EBITDAre
EBITDAre is defined by Nareit to mean net income computed in accordance with GAAP, plus interest expense, income tax expense, depreciation and amortization, any gains (or losses) from sales of real estate assets and/or changes in control, any impairment charges on depreciable real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company considers the non-GAAP measure of EBITDAre to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers EBITDAre a key supplemental measure of the Company's operating performance because it provides an additional supplemental measure of the Company's performance and operating cash flow that is widely known by industry analysts, lenders and investors. The Company’s calculation of EBITDAre may not be comparable to EBITDAre reported by other REITs that interpret the Nareit definition differently than the Company.

Recurring EBITDA
The Company defines Recurring EBITDA as EBITDAre with the addback of noncash amortization of above- and below- market lease intangibles, and after adjustments for the run-rate impact of the Company's investment and disposition activity for the period presented, as well as adjustments for non-recurring benefits or expenses. The Company considers the non-GAAP measure of Recurring EBITDA to be a key supplemental measure of the Company's performance and should be considered along with, but not as an alternative to, net income or loss as a measure of the Company's operating performance. The Company considers Recurring EBITDA a key supplemental measure of the Company's operating performance because it represents the Company's earnings run rate for the period presented and because it is widely followed by industry analysts, lenders and investors. Our Recurring EBITDA may not be comparable to Recurring EBITDA reported by other companies that have a different interpretation of the definition of Recurring EBITDA. Our ratio of net debt to Recurring EBITDA is used by management as a measure of leverage and may be useful to investors in understanding the Company’s ability to service its debt, as well as assess the borrowing capacity of the Company. Our ratio of net debt to Recurring EBITDA is calculated by taking annualized Recurring EBITDA and dividing it by our net debt per the consolidated balance sheet.

Net Debt
The Company defines Net Debt as total debt less cash, cash equivalents and cash held in escrows. The Company considers the non-GAAP measure of Net Debt to be a key supplemental measure of the Company's overall liquidity, capital structure and leverage. The Company considers Net Debt a key supplemental measure because it provides industry analysts, lenders and investors useful information in understanding our financial condition. The Company’s calculation of Net Debt may not be comparable to Net Debt reported by other REITs that interpret the definition differently than the Company. The Company presents Net Debt on both an actual and proforma basis, assuming the net proceeds of the ATM Forward Offerings (see below) are used to pay down debt. The Company believes the proforma measure may be useful to investors in understanding the potential effect of the ATM Forward Offerings on the Company’s capital structure, its future borrowing capacity, and its ability to service its debt.

ATM Forward Offerings
The Company has 3,937,788 shares remaining to be settled under the ATM Forward Offerings. Upon settlement, the offerings are anticipated to raise net proceeds of approximately $258.7 million based on the applicable forward sale prices as of June 30, 2021. The applicable forward sale price varies depending on the offering. The Company is contractually obligated to settle the ATM Forward Offerings by certain dates between July 2021 and June 2022.

Agree Realty Corporation
Rental Income
($ in thousands, except share and per share-data)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
Rental Income Source(1)
Minimum rents(2)	$76,200	$53,452	$147,432	$104,514
Percentage rents(2)	6	16	491	249
Operating cost reimbursement(2)	8,581	6,105	16,781	12,765
Straight-line rental adjustments(3)	2,967	1,682	5,564	3,319
Amortization of (above) below market lease intangibles(4)	(5,260)	(3,779)	(10,015)	(7,588)
Total Rental Income	$82,494	$57,476	$160,253	$113,259

(1) The Company adopted Financial Accounting Standards Board Accounting Standards Codification (“FASB ASC”) 842 “Leases” using the modified retrospective approach as of January 1, 2019. The Company adopted the practical expedient in FASB ASC 842 that alleviates the requirement to separately present lease and non-lease components of lease contracts. As a result, all income earned pursuant to tenant leases is reflected as one line, “Rental Income,” in the consolidated statement of operations. The purpose of this table is to provide additional supplementary detail of Rental Income.

(2) Represents contractual rentals and/or reimbursements as required by tenant lease agreements, recognized on an accrual basis of accounting. The Company believes that the presentation of contractual lease income is not, and is not intended to be, a presentation in accordance with GAAP. The Company believes this information is frequently used by management, investors, analysts and other interested parties to evaluate the Company’s performance.

(3) Represents adjustments to recognize minimum rents on a straight-line basis, consistent with the requirements of FASB ASC 842.

(4) In allocating the fair value of an acquired property, above- and below-market lease intangibles are recorded based on the present value of the difference between the contractual amounts to be paid pursuant to the leases at the time of acquisition and the Company’s estimate of current market lease rates for the property. Effective in 2019, the Company began classifying amortization of above- and below-market lease intangibles as a net reduction of rental income.